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                                                                      EXHIBIT 21


The following are subsidiaries of the Registrant.

         Name                                      Jurisdiction
         ----                                      ------------
Snyder Marketing Services, Inc.                    Delaware

Snyder Communications, L.P.                        Delaware

Snyder Acquisition Corp.                           Delaware

Snyder Communications, U.K.                        England